UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010

PHC, Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts
(State of Incorporation or Organization)

1-33323	04-2601571
(Commission File Number)	(I.R.S. Employer Identification No.)

200 Lake Street, Suite 102, Peabody, Massachusetts	01960
(Address of Principal Executive Offices)	(Zip Code)

 Registrant's telephone number, including area code: (978) 536-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The special meeting of stockholders of PHC, Inc. (the “Company”) was held on October 26, 2011.  At the special meeting, the holders of 14,995,132 shares of Class A Common Stock, which represents approximately 79.9% of the outstanding Class A shares entitled to vote as of the record date of September 19, 2011, and the holders of 733,166 shares of Class B Common Stock, which represents approximately 94.8% of the outstanding Class B shares entitled to vote as of the record date of September 19, 201, were represented in person or by proxy.  The proposals are described in more detail in the Company’s definitive proxy statement dated September 27, 2011.

The final voting results for proposals 1, 2 and 3, which were voted on by the holders of the Class A Common Stock and the holders of the Class B Common Stock at the special meeting, are set forth below.  When voting together with the Class A Common Stock, holders of the Class B Common Stock cast five votes per Class B share.

Proposal 1 — Approval of the Merger Agreement

The Class A and Class B stockholders approved the Merger Agreement.  The final voting results were as follows:

Proposal 1 — Approval of the Merger Agreement

The Class A and Class B stockholders approved the Merger Agreement.  The final voting results were as follows:
	For	Against	Abstentions	Broker Non-Vote
Class A Common Stock	13,298,387	1,665,133	31,612	-
Class B Common Stock	732,865	0	301	-
Class A Common Stock and Class B Common Stock voting together	16,962,712	1,665,133	33,117	-

Proposal 2 — Advisory vote on Executive Compensation

The Class A and Class B stockholders, voting together, voted to approve the advisory vote on executive compensation.  The final voting results were as follows:

The Class A and Class B stockholders, voting together, voted to approve the advisory vote on executive compensation.  The final voting results were as follows:

For	Against	Abstentions	Broker Non-Vote
17,199,326	1,367,329	94,307	-

Proposal 3 — Approval of Adjournment

The Class A and Class B stockholders, voting together, voted to approve adjournment, if necessary.  The final voting results were as follows:

For	Against	Abstentions	Broker Non-Vote
16,859,378	1,757,249	44,335	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHC, Inc.

By:  /s/   Bruce Shear
               Bruce Shear, President
 Chief Executive Officer

Date: October 26, 2011